CHINA AUTOMOTIVE SYSTEMS REPORTS PRELIMINARY UNAUDITED
SELECTED FINANCIAL RESULTS FOR THE
2010 FOURTH QUARTER AND YEAR

-       Record Revenues Achieved in the 2010 Fourth Quarter and Fiscal Year -

-       Quarterly Revenues Exceed $100 Million for the First Time –

HUBEI PROVINCE, China, April 8, 2011 — China Automotive Systems, Inc. (Nasdaq: CAAS) ("CAAS" or the "Company"), a leading power steering components and systems supplier in China, today announced preliminary unaudited selected financial results for the fourth quarter and fiscal year ended December 31, 2010.

Preliminary Unaudited Fourth Quarter Results

•	Record net sales grew 20% to $100.5 million in the fourth quarter of 2010 from $83.8 million in the same quarter of 2009.
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Gross profit was $19.8 million compared to $18.2 million in the 2009 quarter, reflecting the increase in net sales offset by higher warranty expenses and raw material costs in the 2010 fourth quarter. Gross margin in the fourth quarter of 2010 was 19.7% versus 21.8% in the 2009 fourth quarter.

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Income from operations grew 113% to $12.3 million for the fourth quarter of 2010 from $5.8 million in the 2009 fourth quarter. The increase in income from operations resulted from a combination of higher gross profit, reduced general and administrative expenses, and lower depreciation and selling expenses. Operating margin climbed to 12.2% in the fourth quarter of 2010 from 6.9% in the fourth quarter of 2009.

Preliminary Unaudited Fiscal Year 2010 Results

•	For the year ended December 31, 2010, net sales rose 35.3% to $345.9 million from $255.6 million for 2009.
•	Gross profit increased by 31.8% to $80.3 million from $60.9 million in 2009. Gross margin was 23% in both 2010 and 2009.
•	Income from operations grew 58.1% to $54.0 million compared with $34.2 million in 2009. The operating margin increased to 15.6% in 2010 from 13.4% in 2009.

Mr. Hanlin Chen, Chairman of China Automotive Systems, commented, “We are very pleased with our operating results and record revenues in 2010. We expect revenues in 2011 will continue to grow at about a 20% rate year-over-year. Gross margin is typically lower in the fourth quarter due to increased warranty expenses.”

“We have made solid progress in addressing the previously announced errors in the accounting treatment for the Company's convertible notes as reported in a press release on March 17, 2011. We continue to expect to complete the restatements of our audited 2009 financial statements and our unaudited interim financial statements for the first three quarters of 2010 during the second quarter of 2011. The audit for 2010 and the restatements for 2009 and 2010 are still in progress. Upon completion of the restatement, we will file our 2010 Form 10-K, as well as our amended 2009 Form 10-K and amended Forms 10-Q for the first three quarters of 2010. The accounting issues are non-cash in nature and do not affect the Company’s operations,” Mr. Chen concluded.

Disclosure Regarding Selected Unaudited Financial Data

Only preliminary selected unaudited financial data of China Automotive Systems is currently available and has been disclosed above. Additional financial data such as net income, are not presently available due to the ongoing audit and restatement processes. This data may differ materially from the full unaudited financial results and the audited financial results for 2010 and the restated financial results for 2009 when they are available. The above data should be read in conjunction with the full unaudited and audited results to be released in the future. Shareholders and investors are advised not to place undue reliance on the above data.

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through nine Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 3.5 million sets, steering columns, steering oil pumps and steering hoses. Its customer base is comprised of leading Chinese auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd. For more information, please visit: http://www.caasauto.com.

Forward Looking Statements

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. These forward-looking statements include statements regarding the qualitative and quantitative effects of the accounting errors, the periods involved, the nature of the Company's review and any anticipated conclusions of the Company or its management and other statements that are not historical facts. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's Form 10-K annual report, dated March 25, 2010, filed with the Securities and Exchange Commission, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. These potential risks and uncertainties include, among other things, the outcome and results of the Company's review, the risk that the final conclusion of the review could result in a determination that the effect of the issues under review are materially greater or lesser than the Company currently believes to be the case, the risk that these matters could adversely affect the Company's ability to make timely filings with the Securities and Exchange Commission, additional issues that may arise in connection with the ongoing review, risks of damage to the Company's business and reputation arising from these matters, potential claims or proceedings relating to such matters, including stockholder, employee and customer litigation and/or claims and action by the SEC and/or other governmental agencies, and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li
Chief Financial Officer
China Automotive Systems
Email: jieli@chl.com.cn

Kevin Theiss
Investor Relations
Grayling
Tel: +1-646-284-9409
Email: kevin.theiss@grayling.com